Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

DATED AS OF APRIL 18, 2012

AMONG

LANCASTER COLONY CORPORATION,

THE LENDERS,

THE HUNTINGTON NATIONAL BANK,

as Syndication Agent

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS	1

ARTICLE II. THE CREDITS	17
2.1. Commitment	17
2.2. Required Payments; Termination	17
2.3. Ratable Loans	17
2.4. Types of Advances	17
2.5. Swing Line Loans	17
2.5.1. Amount of Swing Line Loans	17
2.5.2. Borrowing Notice	17
2.5.3. Making of Swing Line Loans	18
2.5.4. Repayment of Swing Line Loans	18
2.6. Facility Fee; Reductions in Aggregate Commitment	18
2.7. Minimum Amount of Each Advance	19
2.8. Optional Principal Payments	19
2.9. Method of Selecting Types and Interest Periods for New Advances	19
2.10. Conversion and Continuation of Outstanding Advances	20
2.11. Changes in Interest Rate, etc	20
2.12. Rates Applicable After Default	20
2.13. Method of Payment	21
2.14. Noteless Agreement; Evidence of Indebtedness	21
2.15. Telephonic Notices	22
2.16. Interest Payment Dates; Interest and Fee Basis	22
2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	22
2.18. Lending Installations	23
2.19. Non-Receipt of Funds by the Administrative Agent	23
2.20. Facility LCs	23
2.20.1. Issuance	23
2.20.2. Participations	23
2.20.3. Notice	24
2.20.4. LC Fees	24
2.20.5. Administration; Reimbursement by Lenders	24
2.20.6. Reimbursement by Borrower	25
2.20.7. Obligations Absolute	25
2.20.8. Actions of LC Issuer	26
2.20.09. Indemnification	26
2.20.10. Lenders’ Indemnification	26
2.20.11. Facility LC Collateral Account	27
2.20.12. Rights as a Lender	27
2.21. Extension of Facility Termination Date	27
2.22. Replacement of Lender	27
2.23. Defaulting Lender	28
2.24 Incremental Credit Extensions	29

i

ARTICLE III. YIELD PROTECTION; TAXES	31
3.1. Alternate Rate of Interest	31
3.2. Increased Costs	32
3.3. Break Funding Payments	33
3.4. Witholding of Taxes; Gross-Up	33
3.5. Lender Statements; Survival of Indemnity	36

ARTICLE IV. CONDITIONS PRECEDENT	36
4.1. Initial Credit Extension	36
4.2. Each Credit Extension	37

ARTICLE V. REPRESENTATIONS AND WARRANTIES	38
5.1. Existence and Standing	38
5.2. Authorization and Validity	38
5.3. No Conflict; Government Consent	38
5.4. Financial Statements	39
5.5. Material Adverse Change	39
5.6. Taxes	39
5.7. Litigation and Contingent Obligations	39
5.8. Subsidiaries	39
5.9. ERISA	39
5.10. Accuracy of Information	40
5.11. Regulations T, U and X	40
5.12. Material Agreements	40
5.13. Compliance With Laws	40
5.14. Ownership of Properties	40
5.15. Plan Assets; Prohibited Transactions	40
5.16. Environmental Matters	40
5.17. Investment Company Act	41

ARTICLE VI. COVENANTS	41
6.1. Financial Reporting	41
6.2. Use of Proceeds	42
6.3. Notice of Default	42
6.4. Conduct of Business	42
6.5. Taxes	43
6.6. Insurance	43
6.7. Compliance with Laws	43
6.8. Maintenance of Properties	43
6.9. Inspection	43
6.10. Guaranties	43
6.11. Merger	44
6.12. Sale of Assets	44

6.13. Investments and Acquisitions	45
6.14. Liens	46
6.15. Affiliates	48
6.16. Financial Contracts	48
6.17. Financial Covenants	48
6.17.1. Interest Coverage Ratio	48
6.17.2. Leverage Ratio	48
6.18. Government Regulation	48

ARTICLE VII. DEFAULTS	48

ARTICLE VIII. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	51
8.1. Acceleration; Facility LC Collateral Account	51
8.2. Amendments	52
8.3. Preservation of Rights	53

ARTICLE IX. GENERAL PROVISIONS	54
9.1. Survival of Representations	54
9.2. Governmental Regulation	54
9.3. Headings	54
9.4. Entire Agreement	54
9.5. Several Obligations; Benefits of this Agreement	54
9.6. Expenses; Indemnification	54
9.7. Numbers of Documents	55
9.8. Accounting; Pro Forma Calculations	55
9.9. Severability of Provisions	56
9.10. Nonliability of Lenders	56
9.11. Confidentiality	56
9.12. Nonreliance	57
9.13. Disclosure	57
9.14. USA PATRIOT Act	57

ARTICLE X. THE ADMINISTRATIVE AGENT	58

ARTICLE XI. SETOFF; RATABLE PAYMENTS	60
11.1. Setoff	60
11.2. Ratable Payments	60

ARTICLE XII. SUCCESSORS AND ASSIGNS	60
12.1. Successors and Assigns	60

ARTICLE XIII. NOTICES	64
13.1. Notices	64

ARTICLE XIV. COUNTERPARTS	64
14.1. Counterparts; Effectiveness	64
14.2. Electronic Execution of Assignments	65

ARTICLE XV. CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	65
15.1. CHOICE OF LAW	65
15.2. CONSENT TO JURISDICTION	65
15.3. WAIVER OF JURY TRIAL	65

COMMITMENT SCHEDULE

PRICING SCHEDULE

EXHIBIT A. ASSIGNMENT AND ASSUMPTION

EXHIBIT B. NOTE

EXHIBIT C. COMMITMENT AND ACCEPTANCE

EXHIBIT D. U.S. TAX CERTIFICATE

EXHIBIT E. FORM OF OPINION

EXHIBIT F. LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

EXHIBIT G. COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

This Credit Agreement, dated as of April 18, 2012, is among Lancaster Colony Corporation, an Ohio corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer and as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lender” is defined in Section 2.22.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other voting ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Administrative Agent” means JPMCB in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” has the meaning assigned to such term in Section 12.1.

“Arranger” means J.P. Morgan Securities LLC, a Delaware limited liability company, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.1), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to the Borrower, any two of the President, the Secretary, the Assistant Secretary or the Treasurer of the Borrower or any one or more other persons that are authorized from time to time in a writing signed any two of the President, Secretary or Treasurer of the Borrower to act for the Borrower for the specific purpose(s) stated in such writing.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee or manager of such Person serving a similar function.

“Borrower” means Lancaster Colony Corporation, an Ohio corporation, and its permitted successors and assigns.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) securities or commercial paper rated A-2 or better by S&P, P-2 or better by Moody’s, or F-2 or better by Fitch with a maturity of one year or less, (iii) demand deposit accounts maintained at, or securities issued or guaranteed by, banks whose commercial paper is rated A-2 or better by S&P, P-2 or better by Moody’s, or F-2 or better by Fitch, (iv) money market accounts, sweep accounts and other similar accounts, (v) securities with provisions for liquidity or maturity accommodations (i.e. auction rate securities, put-option bonds) of one year or less that are (a) rated not lower than BBB by S&P or Baa2 by Moody’s or (b) issued or guaranteed by any financial institution having a short-term credit rating of A-2 or better by S&P, P-2 or better by Moody’s, or F-2 or better by Fitch, (vi) certificates of deposit issued by and time deposits with (in each case with a maturity of one year or less) commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (vii) other short term investments similar to Cash Equivalent Investments made under the Borrower’s investment policy, as such policy is in effect and as disclosed to the Administrative Agent prior to the Effective Date and as such policy may be modified from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Change in Control” means the occurrence of either of the following: (i) the acquisition, after the date hereof, by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting Capital Stock of the Borrower; or (ii) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary,(i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Facility LCs and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Outstanding Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.6 and (b) reduced or increased from time to time pursuant to Section 2.24 or assignments by or to such Lender pursuant to Section 12.1. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule attached hereto, or in the Assignment and Assumption or Commitment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $120,000,000.

“Commitment and Acceptance” is defined in Section 2.24.

“Commitment Increase” is defined in Section 2.24.

“Competitor” means (i) a Person primarily engaged in the business of manufacturing and marketing consumer products focusing primarily on specialty foods for the retail and foodservice markets and a direct competitor of any of the Loan Parties, (ii) a Person directly or indirectly controlled by or under common control with any Person identified in the preceding clause (i), (iii) a Subsidiary of any Person identified in the preceding clause (i), and (iv) a Person who controls any Person identified in the preceding clauses (i), (ii) and (iii), which determination may be made solely on the basis of a representation by such Person and in consultation with the Borrower.

“Consolidated Debt” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated EBIT” means (a) Consolidated Net Income, plus (b) to the extent deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes, (iii) extraordinary, unusual or non-recurring non-cash losses and related tax effects in accordance with Agreement Accounting Principles, (iv) other non-cash charges, asset impairment charges, non-cash compensation expenses, unrealized foreign currency losses or non-recurring expenses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period, (v) the amount of any charge or reserve deducted in such period in connection with any Acquisition permitted hereunder consummated after the closing of this Agreement not to exceed $5,000,000 in the aggregate in any period of four consecutive fiscal quarters, (vi) restructuring charges for severance, retention, relocation, and similar employee payments (including restructuring costs related to an acquisition permitted hereunder after the date hereof and to a disposition, closure or consolidation of any business or facilities consummated after the closing of this Agreement) not to exceed $5,000,000 in the aggregate in any period of four consecutive fiscal quarters, (vii) any cash losses from any discontinued operations disposed of outside the ordinary course of business not to exceed $3,000,000 in the aggregate in any period of four consecutive fiscal quarters, and (viii) to the extent covered by insurance and actually reimbursed, expenses, charges or losses with respect to liability or casualty events or business interruption, provided that such insurance payments are not counted as revenues in determining Consolidated Net Income, minus (c) to the extent included in determining such Consolidated Net Income, each of the following, without duplication: (i) the income of any Person (other than any Subsidiary for which 80% or more of its Capital Stock is owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower) in which any Person other than the Borrower or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) extraordinary, unusual or non-recurring non-cash gains from the sale, exchange, transfer or other disposition of property or assets of the Borrower and its Subsidiaries, and related tax effects in accordance with Agreement Accounting Principles, (iii) any other extraordinary, unusual or non-recurring non-cash gains or other income not from the continuing operations of the Borrower or its Subsidiaries, and related tax effects in accordance with Agreement Accounting Principles and (iv) the income of any Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated EBITDA” means (a) Consolidated EBIT, plus (b) to the extent deducted in determining such Consolidated EBIT, depreciation and amortization expense and any non-cash write down of goodwill or other intangible assets required under ASC 350 (formerly SFAS 142) or ASC 360 (formerly SFAS 144).

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries and the interest expense component of any Off-Balance Sheet Liability, in each case calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries as calculated on a consolidated basis as of such time.

“Consolidated Tangible Net Worth” means, as of any date, the difference of (i) Consolidated Net Worth, minus (ii) to the extent included in determining the amount under the foregoing clause (i), the net book value of goodwill, cost in excess of fair value of net assets acquired, patents, trademarks, tradenames and copyrights, treasury stock and all other assets which are deemed intangible assets under Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, provided that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or the potential of being subject to withdrawal liability under Multiemployer Plans.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who:

(1) was a member of such Board of Directors on the date of this Agreement; or

(2) was nominated for election to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Credit Party” means the Administrative Agent, the LC Issuer, or any other Lender.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Facility LCs or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) failure to meet the minimum funding standard of Section 412 of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any unfunded liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability that is not eliminated by the application of Section 4208(e) or 4209 of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (as defined in ERISA) that is not eliminated by the application of Section 4208(e) or 4209 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 305 of ERISA; (i) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, or by reason of the application of Section 4212(c) of ERISA; or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Plan.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance for any Interest Period, the quotient of (i) the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of Reuters, or any successor to or substitute for Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Base Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the quotient of (a) the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the Eurodollar Base Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income (however denominated) and franchise Taxes and capital Taxes (in each case, imposed in lieu of net income taxes, and not resulting from a Change in Law), in each case, imposed on (or measured by) net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with the terms of Section 3.4(F), (c) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction (or any political subdivision thereof) in which the applicable Loan Party is located, (d) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 3.4(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.4(a), and (e) any U.S. federal withholding taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Facility LC” is defined in Section 2.20.1.

“Extension Request” is defined in Section 2.21.

“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.

“Facility LC Collateral Account” is defined in Section 2.20.11.

“Facility Termination Date” means the date five years after the date of this Agreement or any later date as may be specified as the Facility Termination Date in accordance with Section 2.21 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any existing and future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole reasonable good faith discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Governmental Authority” means any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means any Subsidiary of the Borrower required to be a party to a Guaranty at any time pursuant to Section 6.10.

“Guaranty” means each guaranty executed by a Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, pursuant to this Agreement and in form and substance satisfactory to the Administrative Agent, as they may be amended or modified and in effect from time to time.

“Increase Effective Date” is defined in Section 2.24.

“Increase Notice” is defined in Section 2.24.

“Incremental Term Loan Amendment” is defined in Section 2.24.

“Incremental Term Loan Commitment” is defined in Section 2.24.

“Incremental Term Loans” is defined in Section 2.24.

“Indebtedness” of a Person means such Person’s (i) any obligation for borrowed money or similar obligations, obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, obligations which are evidenced by notes, acceptances, letters of credit or other instruments, obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, and Capitalized Lease Obligations, (ii) Off-Balance Sheet Liabilities, and (iii) Contingent Obligations with respect to any of the foregoing.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months or such other period of time agreed to by the Lenders and the Borrower commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter or such other period of time agreed to by the Lenders and the Borrower, if any, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth or other (if agreed to by the Lenders and the Borrower) succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth or other (if agreed to by the Lenders and the Borrower) succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“IRS” means the United States Internal Revenue Service.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Fee” is defined in Section 2.20.4.

“LC Issuer” means JPMCB (or any subsidiary or affiliate of JPMCB designated by JPMCB) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations. The LC Obligations of any Lender at any time shall be its Pro Rata Share of the total LC Obligations at such time.

“LC Payment Date” is defined in Section 2.20.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes JPMCB in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.18.

“Leverage Ratio” means, at any time, the ratio of (a) Consolidated Debt at such time to (b) Consolidated EBITDA, as calculated at such time for the most recently ended four consecutive fiscal quarters of the Borrower.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the Guaranty, any Notes issued pursuant to Section 2.14, and any other agreement or document executed in connection with any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

“Material Asset Sale” means any disposition of property or series of related dispositions of property (excluding any such disposition permitted by Section 6.12(i), (ii) or (iii)) that yields gross proceeds to the Borrower or its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Material Indebtedness” is defined in Section 7.5.

“Modify” and “Modification” are defined in Section 2.20.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” is defined in Section 2.14.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (i) the aggregate outstanding amount of all asset securitizations, receivable sales and/or factoring and other similar off balance sheet financings and liabilities, based on the aggregate outstanding amount sold, assigned, discounted or otherwise transferred or financed, whether or not shown as a liability on a balance sheet of such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, based on the aggregate outstanding amount sold, assigned, discounted or otherwise transferred or financed, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.22).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans and LC Obligations outstanding at such time.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participants” is defined in Section 12.1.

“Payment Date” means the last day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Securitization Transaction” is defined in Section 6.12(iv).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by JPMCB or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.24.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any LC Issuer.

“Register” has the meaning assigned to such term in Section 12.1.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure; provided further that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is a Defaulting Lender, the Borrower, or any Affiliate of the Borrower shall be disregarded for the purposes of determining Required Lenders.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission and any successor agency.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securitization Entity” means a Wholly-Owned Subsidiary of the Borrower that engages in no activities other than Permitted Securitization Transactions and any necessary related activities and owns no assets other than as required for Permitted Securitization Transactions and (i) no portion of the Indebtedness (contingent or otherwise) of which is guaranteed by the Borrower or any Subsidiary of the Borrower or is recourse to or obligates the Borrower or any Subsidiary of the Borrower in any way, other than pursuant to customary representations, warranties, covenants, indemnities and other obligations entered into in connection with a Permitted Securitization Transaction, and (ii) to which neither the Borrower nor any Subsidiary of the Borrower has any material obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Significant Subsidiary” means, at any time, any Subsidiary which (i) for the most recent four fiscal quarters of the Borrower, accounted for more than 10% of the consolidated net sales of the Borrower and its Subsidiaries or (ii) as of the end of the most recently ended fiscal quarter of the Borrower, was the owner of more than 10% of the consolidated assets of the Borrower and its Subsidiaries.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above, or (iii) represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as of June 30, 2011 or (iv) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (iii) above.

“Swing Line Borrowing Notice” is defined in Section 2.5.2.

“Swing Line Lender” means JPMCB or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement and shall include, without limitation, any office, branch, subsidiary or affiliate of JPMCB or such other Lender selected by JPMCB or such other Lender from time to time as the provider of any Swing Line Loan.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

“Swing Line Loan Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Loan Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Loan Exposure at such time.

“Syndication Agent” means The Huntington National Bank in its capacity as syndication agent hereunder, and not in its individual capacity as a Lender, together with its successors and assigns.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 3.4(f)(ii)(D)(2).

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all (except for any required qualifying interests) of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% (except for any required qualifying interests) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withholding Administrative Agent” means any Loan Party and the Administrative Agent.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Section 9.8 addresses accounting terms that are used but not defined above.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrower and (ii) participate in Facility LCs and Swing Line Loans issued or made upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed its Commitment and the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20. The Swing Line Lender agrees to make Swing Line Loans hereunder on the terms and conditions set forth in Section 2.5.

2.2. Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date. Additionally, the Borrower shall promptly pay the Aggregate Outstanding Credit Exposure to the extent the amount thereof at any time exceeds the Aggregate Commitments at such time.

2.3. Ratable Loans. Each Advance hereunder (other than any Swing Line Loan and Incremental Term Loans) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

2.5. Swing Line Loans.

2.5.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed $25,000,000, provided that the Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitments, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender’s Commitment at such time, provided that it is acknowledged that Swing Line Loans will reduce the Swing Line Lender’s Commitment only by the Swing Line Lender’s Pro Rata Share of the Swing Line Loans. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.5.2. Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day) and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. Each Swing Line Loan shall bear interest at the Floating Rate or such other rate as agreed upon between the Borrower and the Swing Line Lender, and shall mature as agreed to by the Swing Line Lender and the Borrower, not to exceed 30 days after the date thereof.

2.5.3. Making of Swing Line Loans. If a Swing Line Loan is to be made, the Swing Line Lender shall make available the Swing Line Loan to the Borrower, in immediately available funds or same day funds, at such Lending Installation of the Swing Line Lender as determined by the Swing Line Lender.

2.5.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on the earliest of (i) the date agreed to by the Swing Line Lender and the Borrower, (ii) the date 30 days after the Borrowing Date for such Swing Line Loan or (iii) the Facility Termination Date. The Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan require each Lender (including the Swing Line Lender) to make a Revolving Loan (or purchase a participation in any outstanding Swing Line Loan if Revolving Loans may not be made due to a Default under Section 7.6 or 7.7) in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying, or participating in, such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan or participation interest, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Such Lender’s obligation to make Revolving Loans or purchase participations pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.6. Facility Fee; Reductions in Aggregate Commitment. (i) The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee at a per annum rate equal to the Applicable Fee Rate on the average daily amount of such Lender’s Commitment, whether used or unused, from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.

(ii) The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees on the amount of the Aggregate Commitment so reduced or terminated shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.7. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $2,500,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.8. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $2,500,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon two Business Days’ prior notice to the Administrative Agent. The Borrower may at any time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.

2.9. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice by an Authorized Officer (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and not later than 11:00 a.m. (Chicago time) on the third Business Days preceding the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.11. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day or such other rate, if any, agreed to by the Borrower and the Swing Line Lender for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.13. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, with respect to repayments of Swing Line Loans or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Notwithstanding the foregoing, no payments of principal, interest, fees or other amounts delivered to the Administrative Agent for the account of any Defaulting Lender shall be delivered by the Administrative Agent to such Defaulting Lender. Instead, such payments shall, for so long as such Defaulting Lender shall be a Defaulting Lender, be held by the Administrative Agent, and the Administrative Agent is hereby authorized and directed by all parties hereto to hold such funds in escrow and apply such funds as follows: (i) First, if applicable to any payments due from such Defaulting Lender to the Administrative Agent or the LC Issuer, and (ii) Second, to Credit Extensions required to be made by such Defaulting Lender on any Borrowing Date to the extent such Defaulting Lender fails to make such Credit Extensions. Notwithstanding the foregoing, upon the termination of all Commitments and the payment and performance of all of the Obligations (other than those owing to a Defaulting Lender), any funds then held in escrow by the Administrative Agent pursuant to the preceding sentence shall be distributed to each Defaulting Lender, pro rata in proportion to amounts that would be due to each Defaulting Lender but for the fact that it is a Defaulting Lender. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6, and the Swing Line Lender, in the case of payments required to be made by the Borrower to the Swing Line Lender pursuant to Section 2.5.4.

2.14. Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Revolving Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit B, with appropriate changes for notes evidencing Swing Line Loans (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.1) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.1, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.15. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be an Authorized Officer, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices, Swingline Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written (which includes electronic mail) confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall constitute prima facie evidence of the action requested by Borrower.

2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable within three (3) Business Days following the Borrower’s receipt of an invoice (which invoice may not be delivered to the Borrower more than three (3) Business Days prior to the applicable payment date) from the Administrative Agent with respect to the period ending on the last day of each three-month interval during such Interest Period. Interest, facility fees and LC Fees, other than interest based on the Floating Rate, shall be calculated for actual days elapsed on the basis of a 360-day year. Interest based on the Floating Rate shall be calculated for actual days elapsed on the basis of a 365- (or 366-, as the case may be) day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and Swing Line Loans and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time, subject to the limitations of Section 3.5 hereof. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.19. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.20. Facility LCs.

2.20.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $25,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments. Facility LCs may have an expiry date beyond the Facility Termination Date, provided that (a) no Facility LC shall have an expiry date later than the date one year after the Facility Termination Date and (b) the Borrower is unconditionally obligated, without any further notice, act or demand, to (x) pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to 105% to the amount of LC Obligations outstanding on the Facility Termination Date or (y) provide a letter of credit in the amount of, and securing, such LC Obligations in form and substance, and issued by an issuer, acceptable to the Required Lenders and the Administrative Agent. The letters of credit identified on Schedule 2.20 (each an “Existing Facility LC”) shall each be deemed to be a “Facility LC” issued on the date of this Agreement for all purposes of the Loan Documents.

2.20.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3. Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 11:00 a.m. (Chicago time) at least two Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the account party, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The account party shall be the Borrower or a Wholly-Owned Subsidiary, and if the account party is a Wholly-Owned Subsidiary the Borrower hereby agrees that it shall be jointly and severally, absolutely and unconditionally liable with such Wholly-Owned Subsidiary for all reimbursement obligations and all other liabilities with respect to such Facility LC and such Wholly-Owned Subsidiary shall agree to all applicable terms hereunder and execute such other agreements requested by the Administrative Agent in connection with any such Facility LC. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.20.4. LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC (including, without limitation, each Existing Facility LC), a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the face amount of such Facility LC, such fee to be payable in arrears on each Payment Date (each such fee described in this sentence an “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.20.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in substantial conformity with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.20.6. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.20.7. Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

2.20.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.20.9. Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.20.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

2.20.11. Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders after a Default has occurred and is continuing and until the final expiration date of any Facility LC and thereafter as long as any amount is due and owing to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations, provided that it is acknowledged and agreed that no funds may be required to be deposited in such Facility LC Collateral Account until after a Default. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMCB having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account until after a Default or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required under Section 2.20.1 or Section 8.1.

2.20.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.21. Extension of Facility Termination Date. The Borrower may request a one-year extension of the Facility Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no more than 90 and no less than 50 days prior to each anniversary of the closing of this Agreement. Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender thereof and shall request each Lender to approve the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than 15 days prior to such anniversary of the closing of this Agreement. If the consent of each of the Lenders is received by the Administrative Agent, the Facility Termination Date shall be extended by one year from the then existing Facility Termination Date and the Administrative Agent shall promptly notify the Borrower and each Lender of the new Facility Termination Date. No Lender shall be required to consent to such Extension Request.

2.22. Replacement of Lender. If the Borrower is required pursuant to Section 3.2, 3.3 or 3.4 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.1, or if any Lender does not approve or consent to a proposed change, waiver, discharge or termination pursuant to Section 8.2.1 or an Extension Request pursuant to Section 2.21 when Lenders constituting the Required Lenders are approving such proposed change, waiver, discharge or termination pursuant to Section 8.2.1 or Extension Request, as applicable, or if any Lender is a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.1 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.2, 3.3 and 3.4, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.3 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.6(a);

(b) the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swing Line Loan Exposure or Facility LC Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Loan Exposure and LC Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Outstanding Credit Exposures plus such Defaulting Lender’s Swing Line Loan Exposure and LC Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swing Line Loan Exposure and (y) second, cash collateralize for the benefit of the LC Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.20.11 for so long as such LC Obligations is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay the LC Fee to such Defaulting Lender pursuant to the first sentence of Section 2.20.4 with respect to such Defaulting Lender’s LC Obligations during the period such Defaulting Lender’s LC Obligations is cash collateralized;

(iv) if the LC Obligations of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 2.15.6(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s LC Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any other Lender hereunder, all LC Fees payable under to the first sentence of Section 2.20.4 with respect to such Defaulting Lender’s LC Obligations shall be payable to the LC Issuer until and to the extent that such LC Obligations is reallocated and/or cash collateralized; and so long as such Lender is a Defaulting Lender, the Administrative Agent shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Facility LC shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Administrative Agent or the LC Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Administrative Agent shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless the Administrative Agent or the LC Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Administrative Agent or the LC Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Administrative Agent and the LC Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Loan Exposure and LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

2.24 Incremental Credit Extensions.

(a) At any time and subject to the terms and conditions of this Section 2.24, the Borrower may request (i) one or more tranches of term loans (the “Incremental Term Loans”) and/or (ii) one or more increases in the Aggregate Commitment (each such increase, a “Commitment Increase”) with the consent of the Administrative Agent but without the consent of any Lender not providing such Incremental Term Loans or Commitment Increases, as the case may be; provided that the aggregate amount of all Incremental Term Loans and all Commitments (after giving effect to all Commitment Increases) shall not exceed $200,000,000. Any tranche of Incremental Term Loans (A) shall be available to the Borrower in Dollars and (B) shall rank pari passu in right of payment and security with the Revolving Loans, (C) shall not mature earlier than the Revolving Facility Termination Date (but may have amortization prior to such date, may be required to be mandatorily prepaid in full prior to prepayment of the Revolving Loans, and may permit voluntary prepayments by the Borrower) and (D) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (1) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Revolving Facility Termination Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Revolving Facility Termination Date and (2) the Incremental Term Loans may be priced differently than the Revolving Loans.

(b) Each tranche of Incremental Term Loans and each Commitment Increase shall be in a minimum amount of $10,000,000 and integral multiples of $5,000,000. A commitment to make Incremental Term Loans shall become an “Incremental Term Loan Commitment” under this Agreement, and a commitment to participate in a Commitment Increase shall become a “Commitment” (or in the case of a Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Commitment) under this Agreement, in any such case, pursuant to a “Commitment and Acceptance” substantially in the form of Exhibit C (a “Commitment and Acceptance”). Any request for a tranche of Incremental Term Loans or a Commitment Increase shall be made in a written notice (an “Increase Notice”) given to the Administrative Agent by the Borrower not less than ten Business Days (or such other period agreed to between the Administrative Agent and the Borrower) prior to the proposed effective date therefor, which Increase Notice shall specify the amount of the proposed tranche of Incremental Term Loans or the Commitment Increase, as the case may be, and the proposed effective date thereof. Incremental Term Loans may be made, and Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution, a “Proposed New Lender”) as determined by the Administrative Agent and the Borrower; provided that any Proposed New Lender in the case of a Commitment Increase shall be consented to by the LC Issuer and Swing Line Lender. The Administrative Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the Commitment Increase, of the amount of each Lender’s and Proposed New Lender’s Incremental Term Loan Commitment or new or increased Commitment, as applicable, and the resulting aggregate amount of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the amount of the Aggregate Commitment, as the case may be, which amount shall be effective on the following Business Day, subject to the satisfaction of the conditions described in clause (c) below.

(c) Without limiting the applicability of any conditions to Advances set forth in this Agreement, the effectiveness of any tranche of Incremental Term Loan Commitments (and the corresponding availability of the related Incremental Term Loans) and the effectiveness of each Commitment Increase shall be subject to the following conditions precedent:

(i) Both as of the date of the applicable Increase Notice and as of the proposed effective date of such Incremental Term Loan Commitments (and related Incremental Term Loans) or Commitment Increase, (x) all representations and warranties under Article V and the other Loan Documents shall be true and correct in all material respects as though made on such date (except with respect to any representation or warranty expressly stated to have been made as of a specific date which shall have been true and correct in all material respects as of such specified date), (y) no event shall have occurred and then be continuing which constitutes an Unmatured Default or a Default and (z) the Borrower shall have demonstrated to the Administrative Agent’s reasonable satisfaction that, as of the proposed effective date of the Commitment Increase or Incremental Term Loan Commitments, as the case may be, after giving effect thereto, the Borrower and its Subsidiaries are in compliance on a pro forma basis with the covenants contained in Section 6.17 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such Commitment Increase or Incremental Term Loan Commitments, as applicable, had been effective as of the first day of each relevant period for testing such compliance;

(ii) the Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a commitment in support of such Incremental Term Loans or Commitment Increase shall have executed and delivered a Commitment and Acceptance;

(iii) counsel for the Loan Parties shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent;

(iv) the Borrower, the Guarantors and the Proposed New Lenders shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase (including, in the case of a tranche of Incremental Term Loans, an amendment to, or amended and restatement of, this Agreement and, as appropriate, the other Loan Documents (an “Incremental Term Loan Amendment”), executed by the Borrower, each Lender agreeing to provide such Incremental Term Loans, if any, each Proposed New Lender, if any, and the Administrative Agent, which amendment or amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect such Incremental Term Loans in accordance with this Section 2.24), and each Loan Party shall have reaffirmed its obligations, and the Liens granted, under the Loan Documents; and

(v) in the case of a Commitment Increase, the Administrative Agent shall have administered the reallocation of the Outstanding Credit Exposures on the effective date of such increase ratably among the Revolving Lenders (including new Lenders) after giving effect to such increase; provided, that (1) the Borrower hereby agree to compensate the Lenders for all losses, expenses and liabilities incurred by any Lender in connection with the sale or assignment of any Eurodollar Loan resulting from such reallocation on the terms and in the manner set forth in Section 3.3, and (2) the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the reallocations effected pursuant to this clause (v).

Upon satisfaction of the conditions precedent to any tranche of Incremental Term Loans or Commitment Increase, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date thereof (each such effective date, an “Increase Effective Date”). Upon any Increase Effective Date that is supported by a Proposed New Lender, such Proposed New Lender shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or other requirement on the part of any Lender to make Incremental Term Loans or increase its Commitment at any time.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Advance:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Base Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective and any such Eurodollar Loan shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) if any request for an Advance requests a Eurodollar Advance such request shall be ineffective, and (iii) if any request for an Advance requests a Eurodollar Advance, such Advance shall be made as an Floating Rate Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.

3.2 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Base Rate) or the LC Issuer;

(ii) impose on any Lender or the LC Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Facility LC or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, the LC Issuer or such other Recipient of participating in, issuing or maintaining any Facility LC or to reduce the amount of any sum received or receivable by such Lender, the LC Issuer or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, the LC Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the LC Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Facility LCs held by, such Lender, or the Facility LCs issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.3 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.22, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Base Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.4 (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Administrative Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Administrative Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. Upon the request by the Borrower or the Administrative Agent, as the case may be, after any payment of any Taxes by any Withholding Administrative Agent to a Governmental Authority, such Withholding Administrative Agent shall deliver to the Borrower or the Administrative Agent, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return (or relevant portion thereof) reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(d) shall be paid within 30 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(e) shall be paid within 30 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.4(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit D (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Administrative Agent as may be necessary for the Withholding Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

(i) LC Issuer. For purposes of Section 3.4(e) and (f), the term “Lender” includes any LC Issuer.

3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.4 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)	Copies of the articles or certificate of incorporation of the Borrower and each Guarantor, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)	Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its respective by-laws or regulations, as appropriate, and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower or such Guarantor is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower or such Guarantor, as the case may be, authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower or such Guarantor, as the case may be.

(iv)	A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of the Borrower’s and Guarantors’ in-house counsel, addressed to the Lenders in substantially the form of Exhibit E.

(vi)	Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(vii)	The Guaranty executed by all Guarantors.

(viii)	Written money transfer instructions, in substantially the form of Exhibit F, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(ix)	If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

(x)	Evidence satisfactory to the Administrative Agent that the Borrower shall have paid, concurrently with the initial Loans hereunder, in full in cash all obligations (other than the Existing Facility LCs continued hereunder) under the Borrower’s existing credit agreement dated as of October 5, 2007, as amended, with JPMCB as agent, and terminated all commitments to make any advances thereunder.

(xi)	Such other documents as the Administrative Agent or its counsel may have reasonably requested.

4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.5.4. with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)	All legal matters incident to the making of such Credit Extension shall be satisfactory to the Administrative Agent and its counsel.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only), limited liability company or similar entity duly and properly incorporated or organized, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted and where the failure to have such authority would not have a Material Adverse Effect.

5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (to the extent such concept applies to such entity) proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or other material agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or other material agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended June 30, 2011 heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since June 30, 2011 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, (i) as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or (ii) as to which the aggregate amount of potential tax liability is not material to the Borrower and its subsidiaries taken as a whole. The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended June 30, 2009. No tax liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective Capital Stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all projected benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of such Plan, and the present value of all projected benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $40,000,000 the fair market value of the assets of all such underfunded Plans.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11. Regulations T, U and X. Margin Stock constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness in an outstanding amount equal to or exceeding $15,000,000 in the aggregate.

5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.14, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries.

5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)	Within five days after the earlier of the date on which such report on Form 10-K is required to be filed by the Borrower with the SEC and the date 60 days after the end of each fiscal year of the Borrower, copies of the report filed by the Borrower with the SEC on Form 10-K in respect of such fiscal year or, if the Borrower is not required to file such a report in respect of such fiscal year, the consolidated balance sheet and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries, as of the close of such fiscal year, all audited by independent accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present the financial position, results of operations, cash flows and changes in stockholders’ equity of the Borrower and its Subsidiaries, in accordance with Agreement Accounting Principles;

(ii)	Within five days after the earlier of the date on which such report on Form 10-Q is required to be filed by the Borrower with the SEC and the date 40 days after the end of each of the first three quarterly periods of each of its fiscal years, (a) copies of the report filed by the Borrower with the SEC on Form 10-Q in respect of such fiscal quarter or (b) if the Borrower is not required to file such a report in respect of such fiscal quarter, the consolidated balance sheet and related consolidated statements of income and cash flows of the Borrower and its Subsidiaries, as of the close of such fiscal quarter and for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Borrower’s chief financial officer;

(iii)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit G signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(iv)	As soon as possible and in any event within 30 days after the Borrower knows of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(v)	As soon as possible and in any event within 30 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in the case of either of the foregoing clauses (a) or (b), could reasonably be expected to have a Material Adverse Effect;

(vi)	Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;

(vii)	Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC; and

(viii)	Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.1(i), (ii), or (vi), (vii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered and certified on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 13.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that reasonably requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such compliance certificates in Section 6.1(iii), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including Acquisitions, dividends and repurchases of its Capital Stock if no Default or Unmatured Default exists or would be caused thereby. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock.

6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. Other than as permitted under Section 6.11 or 6.12, the Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to maintain such authority does not have a Material Adverse Effect.

6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles or as to which the amount of potential tax liability is not material to the Borrower and its Subsidiaries taken as a whole.

6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the non-compliance with which would have a Material Adverse Effect.

6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted and excluding assets which are not material in the aggregate and are obsolete or otherwise no longer useful in the business of the Borrower or any of its Subsidiaries, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals during normal business hours as the Administrative Agent or any Lender may designate.

6.10. Guaranties. As soon as reasonably practical, the Borrower shall cause to be executed and delivered to the Lenders and the Administrative Agent from time to time Guaranties of its present and future Subsidiaries such that, at all times, all Subsidiaries which are not Guarantors do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary. In connection with the delivery of each such Guaranty, the Borrower will also deliver or caused to be delivered to the Administrative Agent such resolutions and related corporate documents and opinions of counsel reasonably requested by the Administrative Agent in connection therewith. Notwithstanding anything herein to the contrary, the Borrower may request that any Guarantor be released from its Guaranty, and the Administrative Agent is hereby authorized on behalf of all the Lenders, without the necessity of any further consent from any Lender, to release any such Guarantor from its Guaranty, provided that before and after giving effect to such release (and giving effect to any sale of the Guarantor or its assets if such release is requested in connection with such a sale) the Borrower is in compliance the terms of this Section 6.10 and all other terms of the Agreement and no Default or Unmatured Default exists.

6.11. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (i) a Subsidiary may merge into the Borrower (provided the Borrower is the surviving corporation) or a Wholly-Owned Subsidiary, provided that the surviving entity shall assume all obligations of such Subsidiary under the Loan Documents, and (ii) any Subsidiary may merge into the Person acquired so long as (a) the resulting Person shall be a Subsidiary and assumes all of the obligations of the Subsidiary existing pre-merger under the Loan Documents and executes such further Loan Documents as may be required hereunder and (b) immediately before and immediately after giving effect to such merger or consolidation, no Default or Unmatured Default shall have occurred and be continuing.

6.12. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except (so long as, in all of the following cases other than clauses (i), (ii) and (iii) at the time thereof and immediately after giving effect thereto no Default or Unmatured Default shall have occurred and be continuing):

(i)	Sales of inventory in the ordinary course of business and the sale or other disposition of assets not material in amount in the aggregate and which are obsolete and no longer useful in the business of the Borrower or any of its Subsidiaries;

(ii)	Sales or other dispositions in the ordinary course of business of fixed assets for the purpose of replacing such fixed assets, provided that any such fixed asset is replaced within 180 days of such sale or other disposition with other fixed assets which have a fair market value not materially less than the fixed assets sold or otherwise disposed of and provided that the aggregate amount sold or otherwise disposed under this Section 6.12(ii) does not exceed a Substantial Portion;

(iii)	The transfer of any assets from a Subsidiary to the Borrower or a Guarantor;

(iv)	Any sale or other transfer of an interest in accounts or notes receivable pursuant to a securitization on a limited recourse basis acceptable to the Administrative Agent, provided that (a) such sale or other transfer qualifies as a sale under Agreement Accounting Principles, and (b) the aggregate outstanding amount of the financing (as determined by the Administrative Agent) in connection therewith does not exceed $100,000,000 at any one time outstanding (each such transaction, a “Permitted Securitization Transaction”);

(v)	Any sale or other disposition of any Property that has been disclosed to the Administrative Agent in writing dated as of or prior the Closing Date;

(vi)	Licenses of intellectual property of the Borrower or any Subsidiary;

(vii)	the lease or sublease of real property;

(viii)	the sale of inventory and equipment in connection with any location closures, provided that the aggregate amount of sales under this clause (viii) does not exceed $3,000,000; and

(ix)	Other leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section 6.12(vi) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

Notwithstanding the foregoing, any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and the assets of such Subsidiary that is liquidated or dissolved are transferred to a Loan Party.

6.13. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments, or commitments therefor, or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	Cash Equivalent Investments;

(ii)	(a) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 1, (b) Investments (not including any permitted sale or other transfer of an interest in accounts or notes receivable) in a Securitization Entity in connection with Permitted Securitization Transactions and in an aggregate outstanding amount not to exceed 10% of the aggregate amount of all Permitted Securitization Transactions and (c) additional Investments in Subsidiaries which are not for the purpose of making or consummating an Acquisition;

(iii)	Other Investments and Acquisitions by the Borrower and its Subsidiaries, provided that (a) immediately before and after giving effect to such Investment or Acquisition, no Default or Unmatured Default shall exist or shall have occurred and be continuing and the representations and warranties contained in Article V and in the other Loan Documents shall be true and correct on and as of the date thereof (both before and after such Investment or Acquisition is consummated) as if made on the date such Investment or Acquisition is consummated, (b) the target of such Investment or Acquisition is in substantially the same line of business or a similar or related line of business as the Borrower or the Guarantors, (c) the Board of Directors and the management of the target of such Investment or Acquisition has approved such Investment or Acquisition if such board approval is otherwise necessary, (d) the aggregate consideration paid or payable in cash or otherwise advanced in connection with any single or series of related Investments or Acquisitions permitted by this Section 6.13(iii), including without limitation any Indebtedness assumed in connection therewith or Contingent Liabilities incurred in connection therewith, shall not exceed $75,000,000 (excluding any portion of any of the foregoing payable in common equity of any Loan Party), provided that the condition under this clause (d) shall not be required if immediately before and after giving effect to such Investment or Acquisition the Leverage Ratio is less than 2.0 to 1.0 on a pro forma basis reasonably acceptable to the Administrative Agent, and (e) at least two Business Days’ prior to the consummation of any single or series of related Investments or Acquisitions for which aggregate consideration paid or payable exceeds $40,000,000, the Borrower shall have provided to the Lenders a pro forma compliance certificate signed by its chief financial officer containing pro forma computations and related financial statements and information requested by, and acceptable to, the Administrative Agent and containing such other information and certifications as requested by the Administrative Agent; and

(iv)	Additional Investments (other than Acquisitions) provided that at any time the aggregate amount of all such outstanding additional Investments shall not exceed 15% of Consolidated Tangible Net Worth.

6.14. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(i)	Liens for taxes, assessments or governmental charges or levies on its Property (a) if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books and/or (b) such Liens that are not, individually or in the aggregate, material;

(ii)	Landlord Liens (whether imposed by law or created by the terms of the lease and allowed by law, provided that only unpaid rent is covered thereby and it is limited to tangible assets located at the leased location), statutory Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, vendor’s, materialmen’s, repairmen’s liens, liens of custom brokers, freight forwarders, transportation companies, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation;

(iv)	Easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(v)	Liens existing on the date hereof, provided that the Borrower represents and acknowledges that the aggregate amount secured by such existing Liens does not exceed $10,000,000 and agrees that no increase in the principal amount, as reduced from time to time, secured by any such existing Liens is permitted;

(vi)	Liens incurred in connection with any transfer of an interest in accounts or notes receivable which is permitted pursuant to Section 6.12(v) and which are required to consummate such Permitted Securitization Transaction;

(vii)	Liens arising out of deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases, licenses, franchises, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business in an aggregate amount not to exceed $25,000,000 at any time;

(viii)	Liens arising with respect to rights of lessees or sublessees under Operating Leases in assets leased by the Borrower or any Subsidiary under an Operating Lease and Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable law) regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(ix)	Banker’s liens, rights of setoff and other similar Liens that are customary in the banking industry and existing solely with respect to cash and cash equivalents on deposit in one or more accounts (including securities accounts) maintained by the Borrower or its Subsidiaries and arising in the ordinary course of business from netting services, overdraft protection, Financial Contracts, customary banking products and otherwise in connection with the maintenance of deposit, securities and commodities accounts, including Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, and deposits in connection with sweepstakes and other promotions conducted in the ordinary course of business;

(x)	Liens in favor of the Administrative Agent, LC Issuer or any Lender created under this Agreement;

(xi)	Liens arising from judgments, decrees or attachments in existence less than 30 days after the entry thereof, with respect to which execution has been stayed and with respect to which payment in full above any applicable deductible is covered by insurance or a bond, or that do not exceed $15,000,000 in the aggregate;

(xii)	Liens arising under or in connection with the Perishable Agricultural Commodities Act;

(xiii)	Liens on property of a Person securing purchase money Indebtedness at the time such Person is acquired pursuant to an Acquisition permitted under Section 6.13 hereof; provided that such Liens (i) do not secure more than $10,000,000 in purchase money Indebtedness, (ii) were not created in contemplation of such Acquisition and (iii) do not at any time encumber any property other than the property financed by such Indebtedness;

(xiv)	Liens in favor of consignors of inventory on inventory and proceeds thereof consigned by such consignors to the Borrower or a Subsidiary thereof, in each case in the ordinary course of business;

(xv)	Liens in favor of landlords on leasehold improvements financed by allowances or advances pursuant to lease arrangements and Liens in favor of insurance companies or their affiliates in connections with insurance premium financing, in each case in the ordinary course of business;

(xvi)	customary Liens (on bills of lading and other documents, and any goods relating thereto) under any commercial or trade letter of credit arrangements in the ordinary course of business; and

(xvii)	Liens securing other obligations and liabilities and not otherwise permitted by the foregoing provisions of this Section 6.14, provided that the aggregate outstanding amount of all obligations and liabilities secured by all such Liens in this clause 6.14(xvii) shall not at any time exceed 10% of Consolidated Tangible Net Worth; and

(xviii)	Any extension, renewal or replacement (or successive extension, renewal, or replacement) in whole or in part, of any Lien referred to in the foregoing clauses (i) through (xvii) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced.

6.15. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than a Subsidiary) except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction and except for those transactions which, individually or in the aggregate, are not material to the Borrower and its Subsidiaries taken as a whole, provided that the Borrower may redeem its Capital Stock owned by Affiliates if (i) such transaction is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction, (ii) no Default or Unmatured Default exists or would be caused thereby, and (iii) such transaction is approved by the Board of Directors, including a majority of the disinterested members of the Board of Directors.

6.16. Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract for purposes of financial speculation.

6.17. Financial Covenants.

6.17.1. Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBIT, to (ii) Consolidated Interest Expense, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than 2.5 to 1.0 as of the end of any fiscal quarter.

6.17.2. Leverage Ratio. The Borrower will not permit the Leverage Ratio to be greater than 3.0 to 1.0 as of the end of any fiscal quarter.

6.18. Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries, to be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any of its Subsidiaries, or fail to provide documentary and other evidence of the Borrower’s or any Subsidiary’s identity as may be requested by any Lender at any time to enable such Lender to verify the Borrower’s or any Subsidiary’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Loan within two Business Days after the same becomes due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, nonpayment of interest upon any Loan within five Business Days after the same becomes due, or nonpayment of any facility fee, utilization fees, LC Fee or other obligations under any of the Loan Documents within five Business Days after the Borrower’s receipt of the applicable invoice (or, if invoiced before the due date, after the same becomes due).

7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17 or 6.18.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) or any Guarantor of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within 30 days after written notice from the Administrative Agent or any Lender.

7.5. Failure of the Borrower or any of its Subsidiaries to pay when due any Indebtedness or Rate Management Obligation aggregating in excess of $15,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of the Borrower or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $15,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $40,000,000 resulting from ERISA Events for all periods.

7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has become subject to the required payment of a withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $25,000,000.

7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or is in endangered or critical status within the meaning of Section 305 of ERISA, if as a result of such reorganization, termination, endangered status or critical status, the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated, or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization, termination, endangered status or critical status occurs by an amount exceeding $30,000,000 (calculated only to include the amount of the incremental liability).

7.13. The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.14. Any Change in Control shall occur.

7.15. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16. Any Guaranty required hereunder shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor required to be a party to a Guaranty shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any such Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.17. The representations and warranties set forth in Section 5.15 (“Plan Assets; Prohibited Transactions”) shall at any time not be true and correct.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration; Facility LC Collateral Account. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) 105% of the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Administrative Agent, with the consent of or at the request of the Required Lenders (a) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account. Notwithstanding any provision to the contrary, it is understood that, other than with respect to a Default described in Section 7.6 of 7.7, (1) no Lender has the right to individually terminate its obligations to make Loans hereunder (such right of termination residing with the Administrative Agent as provided above), and (2) no Lender has the right to declare its Loans due and payable prior to maturity (such right to declare the Loans due and payable residing with the Administrative Agent as provided above).

(ii) If at any time while any Default is continuing or at any time on or after the Facility Termination Date while any Obligations, including any Facility LCs, are outstanding, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv) At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments

8.2.1. Except as provided in Section 2.24 with respect to an Incremental Term Loan Amendment, and subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)	Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof, any accrued interest or fees or any Reimbursement Obligation related thereto, or reduce the Applicable Margin or the Applicable Fee Rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(ii)	Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment (other than as allowed under Section 2.24), the Commitment of any Lender (other than as allowed under Section 2.24) hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

(iii)	Amend this Section 8.2 or Section 2.24 or reduce the percentage specified in the definition of Required Lenders (it being understood that, solely with the consent of the parties prescribed by Section 2.24 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date).

(iv)	Release the Borrower hereunder or, unless otherwise allowed under this Agreement as of the date hereof, release any Guarantor which is a Significant Subsidiary under any Guaranty.

Notwithstanding the foregoing, (a) no amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, (b) no amendment of any provisions relating to the LC Issuer shall be effective without the written consent of the LC Issuer, (c) no amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender, (d) the Administrative Agent may waive payment of the fee required under Section 12.1 without obtaining the consent of any other party to this Agreement; (e) any Lender’s Commitment may be increased or decreased with the written consent of such Lender, the Administrative Agent and the Borrower; (f) the above clauses (i) through (iii) shall not be construed as prohibiting any (x) amendment or other modification permitted under Section 2.24 (provided that, for the avoidance of doubt, any increase in any Commitment of any Lender shall require the written consent of such Lender) or (y) “amend-and-extend” transaction that extends the Facility Termination Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension), and (g) any Person may be added as a Lender hereunder with the written consent of such Person, the Administrative Agent and the Borrower and subject to the execution of such supplemental agreements and documents required by the Administrative Agent.

8.2.2 Notwithstanding Section 8.2.1, the Commitment Schedule may be amended by the Administrative Agent to reflect any changes in the Commitments permitted under the terms of this Agreement, and shall be deemed automatically amended each time the Administrative Agent sends a revised Commitment Schedule to the Lenders and the Borrower pursuant to this Agreement to reflect changes allowed hereunder.

8.2.3 Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Commitments and the Loans of such Defaulting Lender shall be disregarded except as provided in Section 2.23(b).

8.2.4 Notwithstanding anything to the contrary herein or in any other Loan Document, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower to each relevant Loan Document (i) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to Section 2.24) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

8.2.5 Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within two Business Days of such notice.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan

Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement, as updated from time to time in accordance with Section 8.2, shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than any fee agreement described in Section 10.13.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and Article X to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by Administrative Agent from information furnished to it by or on behalf of the Borrower, after Administrative Agent has exercised its rights of inspection pursuant to this Agreement. Notwithstanding the foregoing, the obligation to reimburse the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the matters described above shall be limited to one primary counsel, and one additional local counsel in each applicable jurisdiction, for the Administrative Agent, one additional counsel for all the Lenders other than the Administrative Agent and additional counsel in light of actual or potential conflicts of interest or the availability of different claims or defenses for the Administrative Agent, the Arranger, the LC Issuer or any Lender.

(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8. Accounting; Pro Forma Calculations. (i) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (ii) below) be prepared, in accordance with Agreement Accounting Principles (subject, in the case of financial statements which are not fiscal year end statements, to the absence of footnotes and year-end audit adjustments); provided that, if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Article VI to eliminate the effect of any change in Agreement Accounting Principles or in the manner in which they are applied since those in effect as of the date of, and applied by the Borrower in, the financial statements referred to in Section 5.4 (or if the Administrative Agent notifies the Borrower that the Administrative Agent or the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenants shall be determined on the basis of Agreement Accounting Principles in effect immediately before the relevant change in Agreement Accounting Principles or its application became effective until either such notice is withdrawn or such covenant or any such defined term is amended in a manner satisfactory to the Borrower and the Required Lenders.

(ii) Notwithstanding anything herein, in any financial statements of the Borrower or in Agreement Accounting Principles to the contrary, for purposes of calculating and determining the Leverage Ratio (both for purposes of determining compliance with Section 6.17.2 and determining the Applicable Margin), including defined terms used therein, any Acquisition or Material Asset Sale made by the Borrower or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period for which the Leverage Ratio was calculated shall be deemed to have occurred on the first day of the relevant period for which Leverage Ratio was calculated on a pro forma basis reasonably acceptable to the Administrative Agent.

(iii) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

(iv) The Borrower shall deliver to the Lenders at the same time as the delivery of any financial statement under Section 6.1(i) or (ii): (x) a description in reasonable detail of any material variation between the application or other modification of accounting principles employed in the preparation of such statement and the application or other modification of accounting principles employed in the preparation of the immediately prior annual or quarterly financial statements and (y) reasonable estimates of the difference between such statements arising as a consequence thereof.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. (a) Each of the Administrative Agent, the LC Issuer and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be subject to customary confidentiality obligations of professional practice or agree to be found by the terms of this Section (or language substantially similar to this Section) with the disclosing party responsible for such Person’s compliance with this Section, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the LC Issuer or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the LC Issuer or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.11(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.

9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMCB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE X

THE ADMINISTRATIVE AGENT

Each of the Lenders and the LC Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, and on behalf of the Lenders, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or its counsel.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent may from time to time change any such designations and add any Affiliates of the Administrative Agent as parties hereto for purposes of being performing the duties to be performed by the Administrative Agent hereunder.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the LC Issuer and the Borrower. Upon any such resignation, the Required Lenders shall have the right (with the consent of the Borrower unless a Default has occurred and is continuing (any such consent of the Borrower not to be unreasonably withheld or delayed)), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders identified in this Agreement as a Syndication Agent or a Documentation Agent, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as a Syndication Agent or a Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraphs.

Except with respect to the exercise of setoff rights of any Lender, including the LC Issuer, in accordance with the Agreement, the proceeds of which are applied in accordance with this Agreement and the other Loan Documents, and subject to the agreements in the second succeeding paragraph, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or other Loan Party with respect to any Loan Document without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders, including the LC Issuer, are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan or any Facility LC after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

The acknowledgments and agreements of any Lender in this Article X shall be deemed to be made by such Lender on behalf of itself and its Affiliates. For purposes of such acknowledgements and agreements, the term “Lender” shall include the LC Issuer and the Swing Line Lender.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.2, 3.3 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

SUCCESSORS AND ASSIGNS

12.1. Successors and Assigns (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Facility LC), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee; provided, further, that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent; and

(C) the LC Issuer.

As used herein, “Ineligible Assignee” means a (a) Defaulting Lender, (b) natural person or (c) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of a Default, any Person (other than a Lender) shall be an Ineligible Assignees if after giving effect any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Outstanding Credit Exposure or Commitments, as the case may be.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Type, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Type of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) unless a Default exists, the assignee may not be a Competitor.

For the purposes of this Section 12.1(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.4 and 10.7). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the LC Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the LC Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the LC Issuer or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrower, the Administrative Agent, the LC Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) unless a Default exists under Section 7.2, 7.6 or 7.7, the Participant may not be a Competitor. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a)—(e) the first proviso to Section 8.2.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, ..3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Facility LCs or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Facility LC or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XIII

NOTICES

13.1. Notices. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 37 West Broad Street, Suite 500, Columbus, Ohio 43215, Attention: Treasurer (Telecopy No. (614) 469-8219);

(ii) if to the Administrative Agent, LC Issuer or Swing Line Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn., 7th Floor, Chicago, Illinois 60603-2003, Attention: Leonida Mischke; (Telecopy No. (888) 292-9533; e-mail: jpm.agency.servicing.4@jpmchase.com);

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

(iv) for financial information posted to the Borrower’s website: www.lancastercolony.com/for-investors.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

ARTICLE XIV

COUNTERPARTS

14.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF OHIO.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN COLUMBUS, OHIO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN COLUMBUS, OHIO.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

LANCASTER COLONY CORPORATION

By:	/s/ John L. Boylan
Title: Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, LC Issuer and as a Lender

By:	/s/ Brendan Korb
Title: Vice President

THE HUNTINGTON NATIONAL BANK, as Syndication Agent and as a Lender

By:	/s/ Amanda M Sigg
Title: Vice President

FIFTH THIRD BANK

By:	/s/ Megan S. Szewc
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas E. Redmond
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ James Pegues
Title: Vice President

COMMITMENT SCHEDULE

Lender	Title	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	$35,000,000.00
The Huntington National Bank	Syndication Agent	$30,000,000.00
Fifth Third Bank		$20,000,000.00
PNC Bank, National Association		$20,000,000.00
U.S. Bank National Association		$15,000,000.00

	Total:	$120,000,000

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PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurodollar Rate and Facility LC Applicable Margin	0.825%	0.925%	1.025%	1.250%	1.475%	1.700%
Floating Rate Applicable Margin	0.0%	0.0%	0.025%	0.250%	0.475%	0.700%
Facility Fee Applicable Margin	0.175%	0.200%	0.225%	0.250%	0.275%	0.300%

Until adjusted for first time based on the Leverage Ratio as of the end of the first full fiscal quarter ending after the Effective Date, the Applicable Margin and Applicable Fee Rate will be set at Level I. Thereafter, the Applicable Margin and the Applicable Fee Rate will vary with the Borrower’s Leverage Ratio as set forth above.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 0.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 1.50 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level VI Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

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The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective 50 days after the end of each of the first three fiscal quarters of each fiscal year and 95 days after the end of each fiscal year of the Borrower. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1 or any Default has occurred and is continuing, then the Applicable Margin and Applicable Fee Rate shall be set at Level VI Status (for the avoidance of doubt, any such setting of the Applicable Margin and Applicable Fee Rate at Level VI Status is in addition to any actions under Section 2.12 of the Credit Agreement).

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EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lancaster Colony Corporation, an Ohio corporation, the Lenders parties thereto and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer and as Administrative Agent.

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6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date:                      , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:] [NAME OF RELEVANT PARTY]

By:
Title:

3

Annex 1

LANCASTER COLONY CORPORATION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (vi) it is not a Competitor as defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Ohio.

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EXHIBIT B

NOTE

[Date]

                    , a                      (the “Borrower”), promises to pay to the order of                      (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A. in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of April 18, 2012 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, the LC Issuer and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

By:
Print Name:
Title:

1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF                     ,

DATED                     ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

2

EXHIBIT C

FORM OF

COMMITMENT AND ACCEPTANCE

Dated:

Reference is made to the Credit Agreement dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lancaster Colony Corporation, an Ohio corporation, the Lenders parties thereto and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer and as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.24 of the Credit Agreement, the Borrower has requested[an [additional] tranche of Incremental Term Loans in the amount of $            ] [and] [an increase in the Aggregate Revolving Commitment from $             to $            ] . Such [ tranche of Incremental Term Loans] [and] [increase in the Aggregate Revolving Commitment] is to become effective on the date (the “Commitment Effective Date”) which is the later of (i)              and (ii) the date on which the conditions precedent set forth in Section 2.24 in respect of such increase have been satisfied. In connection with such requested [tranche of Incremental Term Loans] [and] [increase in the Aggregate Revolving Commitment], the Borrower, the Administrative Agent and                      (the “Accepting Lender”) hereby agree as follows:

1. Effective as of the Commitment Effective Date, [the Accepting Lender shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a [Incremental Term Loan] [and] [Revolving] Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the [Incremental Term Loan] [and] [Revolving] Commitment of the Accepting Lender under the Credit Agreement shall be increased from $             to the ] amount set forth opposite the Accepting Lender’s name on the signature page hereof.

[2. The Accepting Lender hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

3. The Borrower hereby represents and warrants that as of the date hereof and as of the Commitment Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date, other than representations given as of a particular date, in which case they shall be true and correct as of that date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Unmatured Default.

4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO.

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5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Commitment and Acceptance Agreement by telecopy or electronic imaging shall be effective as delivery of a manually executed counterpart of this Commitment and Acceptance Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LANCASTER COLONY CORPORATION

By:
Print Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Print Name:
Title:

[Incremental Term Loan][Revolving Commitment] $	[ACCEPTING LENDER]

By:
Print Name:
Title:

2

EXHIBIT D-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lancaster Colony Corporation, an Ohio corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer and as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:

1

EXHIBIT D-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lancaster Colony Corporation, an Ohio corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer and as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:

1

EXHIBIT D-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lancaster Colony Corporation, an Ohio corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer and as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:

1

EXHIBIT D-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 18, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Lancaster Colony Corporation, an Ohio corporation, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as LC Issuer and as Administrative Agent. Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:

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EXHIBIT E

FORM OF OPINION

April [    ], 2012

JPMorgan Chase Bank, N.A.,

as Administrative Agent and LC Issuer

And the Lenders party to the Credit Agreement referred to below

Re:	Credit Agreement

Ladies and Gentlemen:

I have acted as counsel to (i) Lancaster Colony Corporation, an Ohio corporation (the “Company” or “Borrower”), (ii) T. Marzetti Company, an Ohio corporation (“Marzetti”), (iii) New York Frozen Foods, Inc., an Ohio corporation (“Frozen”), (iv) The Quality Bakery Company, Inc., an Ohio corporation (“Quality;” Marzetti, Frozen and Quality each, an “Ohio Guarantor” and collectively, the “Ohio Guarantors”), (v) Marzetti Frozen Pasta, Inc., an Iowa corporation (the “Iowa Guarantor”), and (vi) Sister Schubert’s Homemade Rolls, Inc., an Alabama corporation (“Alabama Guarantor” and together with the Ohio Guarantors and the Iowa Guarantor, the “Guarantors” and each, a “Guarantor”) in connection with the Credit Agreement as of even date herewith (the “Credit Agreement”) among Borrower, JPMorgan Chase Bank, N.A., a national banking association (“JPMCB”), and the other lenders party thereto as lenders (the “Lenders”), and JPMCB in its separate capacities as LC Issuer and as Administrative Agent (the “Agent”).

This opinion is provided to you at the request of the Lenders pursuant to Section 4.01(v) of the Credit Agreement. Unless otherwise defined in this opinion letter, capitalized terms in this letter have the meanings given to those terms in the Credit Agreement.

In connection with my opinions expressed below, I have reviewed the following documents (collectively, the “Loan Documents”) to which one or more of Borrower and the Guarantors is a party, each dated as of even date herewith unless otherwise noted:

(i)	Credit Agreement;

(ii)	the Notes, if any, executed by Borrower, as described in Schedule 1 hereto; and

(iii)	each Guaranty executed by the Guarantors.

In connection with my opinions expressed in Paragraph 1 and 2 below, I have reviewed a copy of (i) the articles of incorporation or certificate of incorporation, as applicable, of Borrower and each Guarantor, each certified by the Ohio Secretary of State, Iowa Secretary of State or Alabama Secretary of State, as applicable, as of a recent date, and (ii) the code of regulations or bylaws, as applicable, of Borrower and each Guarantor, provided to me by Borrower and each Guarantor, the foregoing items described in clauses (i) and (ii), being the “Organizational Documents”), (iii) resolutions of Borrower and each Guarantor, each as to the transactions contemplated by the Loan Documents, (iv) incumbency certificates as to Borrower and each Guarantor, as to the incumbency of certain officers thereof, and (v) the good standing certificates of Borrower and each Guarantor issued by the Ohio Secretary of State, Iowa Secretary of State, or Alabama Secretary of State, as applicable, as of a recent date.

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As to matters of fact pertinent to my opinions expressed below, I have relied without independent investigation upon the factual representations and warranties of Borrower and the Guarantors contained in the Loan Documents and the related Schedules attached thereto, upon factual information provided to me by Borrower or the Guarantors, as applicable, and upon those facts that I have assumed below to be true. As used in this opinion, “my knowledge,” “known to me” or words of similar import means my actual knowledge, without investigation or inquiry other than as set forth in this opinion. Without limiting the generality of the foregoing, please be advised that in connection with my opinion set forth in Paragraph 6, I have not conducted searches of the dockets of any jurisdiction to determine the existence of any actions or proceedings, and no such search should be inferred.

In connection with my opinions, I have assumed:

a.	All natural person executing documents have sufficient capacity to do so;

b.	Other than with respect to Borrower and the Guarantors, in each case below, each of the Loan Documents has been duly authorized, executed and delivered on behalf of each of the parties thereto, is the valid and binding obligation of each such party, and is enforceable against each such party in accordance with its terms;

c.	That all original documents reviewed by me are accurate and complete and that all documents reviewed by me as copies conform in all respects to authentic original documents and that there has been no change to any of the Loan Documents;

d.	All books and records of Borrower and the Guarantors that I have reviewed are accurate and complete;

e.	That all signatures other than the signature of Borrower and the Guarantors are genuine;

f.	That all parties other than Borrower and the Guarantors have, and at all material times have had, full power and authority to execute, deliver and perform each of the Loan Documents to which they are parties;

g.	That execution and delivery of the Loan Documents by all parties thereto other than Borrower and the Guarantors do not violate provisions of statutory law applicable to such parties;

h.	That there has not been any mutual mistake of fact or misunderstanding, or any fraud, duress, or undue influence;

i.	That all parties have complied with any requirements of good faith, fair dealing or conscionability;

j.	That there are no agreements or understandings among the parties other than the Loan Documents, and no prior course of dealing or usage of trade that would define, supplement or qualify the Loan Documents;

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k.	The Organizational Documents and the good standing and full force and effect certificates of Borrower and the Guarantors have not changed since the dates of the documents and certificates that I have reviewed, and each Organizational Document and such good standing or full force and effect certificate remains in effect as of the date of this opinion; and

l.	Each of the Credit Parties has acted and will continue to act in good faith and in a commercially reasonable manner in the exercise of any remedies with respect to the Loan Documents.

As to all matters of fact material to my opinions, I have relied on the foregoing assumptions, upon the representations and warranties of each of Borrower and the Guarantors contained in the Loan Documents, and upon factual information that I have assumed below to be true. I make no representation, and express no opinion, as to the factual accuracy of the representations and warranties of the parties contained in the Loan Documents and no such representation or opinion should be inferred.

Based upon the foregoing, and subject to the qualifications, exceptions and limitations set forth below, I am of the opinion that:

1. Borrower is a corporation, existing and in good standing under the laws of the state of Ohio. Each Ohio Guarantor is a corporation, existing and in good standing under the laws of the state of Ohio. The Iowa Guarantor is a corporation, existing and in good standing under the laws of the state of Iowa. The Alabama Guarantor is a corporation, existing and in good standing under the laws of the state of Alabama. Borrower and each Guarantor has the power and authority under its Organizational Documents and applicable law to conduct its business as presently conducted, to execute and deliver the Loan Documents to which it is a party, and to perform its agreements in the Loan Documents to which it is a party.

2. Execution and delivery of the applicable Loan Documents by Borrower and each Guarantor, as applicable, have been duly authorized by all necessary corporate action, and each of the Loan Documents has been duly executed and delivered by Borrower and each Guarantor, as applicable.

3. Each of the Loan Documents is the legal, valid and binding obligation of the applicable Borrower or the Guarantor party thereto, and is enforceable against each such Borrower and Guarantor in accordance with its terms, except as limited or qualified by the comments, limitations and qualifications set forth herein.

4. Execution and delivery by Borrower and each of the Guarantors of the Loan Documents to which it is a party, and the performance by Borrower and each of the Guarantors of its obligations contained in the Loan Documents to which it is a party do not: (a) as to Borrower and each Guarantor, violate its respective Organizational Documents, (b) breach or otherwise violate any court order known to me naming such Borrower or Guarantor, (c) violate any applicable provisions of statutory law or published regulations of governmental authority that in my experience normally is applicable to general business corporations or other entities in connection with loans of the type contemplated by the Loan Documents, (d) violate any agreement of such Borrower or Guarantors for indebtedness for borrowed money in excess of the original principal amount of U.S.$15,000,000 (“Material Indebtedness”), or (e) pursuant to the Organizational Documents or any agreement for Material Indebtedness, result in, or require the creation of, a lien in favor of any person against Borrower or a Guarantor.

5. No consents or approvals of, and no filings (other than the filing of the Credit Agreement after the Effective Date with the SEC on Form 8-K) or registrations with, any governmental authority on the part of any Borrower or Guarantor are necessary in connection with the execution and delivery by any such Borrower or Guarantor of the Loan Documents to which it is a party or the performance by any such Borrower or Guarantor of its respective obligations under such Loan Documents.

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6. I hereby confirm to you that to my knowledge, other than as identified on Schedule 2 hereto there is no action or proceeding against any Borrower or Guarantor, pending or overtly threatened in writing, before any court, governmental agency or arbitrator that: (a) seeks to affect the enforceability of any Loan Document, or (b) seeks monetary compensatory damages in excess of $15,000,000, plus costs, expenses and fees that are not covered by insurance; provided that I express no opinion as to the amount at issue in such matters.

My opinions expressed herein are subject to the following qualifications, limitations and comments:

A. The enforceability of the obligations of Borrower and the Guarantors under the applicable Loan Documents may be limited or affected by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other statutes or rules of law affecting creditors’ rights generally.

B. The enforceability of the obligations of Borrower and the Guarantors under the applicable Loan Documents is subject to general principles of equity (whether enforceability is considered in a proceeding at law or in equity). I express no opinion as to the availability of equitable relief, including, without limitation, specific performance or injunctive relief.

C. Certain rights, remedies and waivers contained in the Loan Documents may be unenforceable in whole or in part. Without limiting the generality of the foregoing, I express no opinion as to the enforceability of provisions (i) purporting to waive constitutional or statutory rights; (ii) providing for indemnification by Borrower or the Guarantors of any party for losses arising from that party’s negligence or willful misconduct; (iii) providing for waiver of service of process or designation of a particular manner of service of process; or (iv) waivers of notice. The inclusion of such rights and remedies, however, does not invalidate the Loan Documents as a whole, and although I do not know the significance the Agent or the Lenders attach to any particular right or remedy contained in any Loan Document, in my judgment the Loan Documents contain sufficient rights and remedies for the practical realization of the benefits purported to be provided thereby, subject to the qualifications stated elsewhere in this opinion.

D. I express no opinion as to any matter that would require a financial, mathematical or accounting calculation or determination.

E. Various acts may be required in connection with the enforcement of remedies contained in the Loan Documents. My opinion does not extend to any such acts.

F. I express no opinion as to title or perfection with respect to any real or personal property.

G. I express no opinion as to the enforceability of any provision of any Loan Document which purports to limit the ability of a court to decide the extent to which any portion of such Loan Document determined to be invalid may be severed from such Loan Document.

H. I express no opinion as to the enforceability of any provision of any Loan Document providing for the indemnification, release or exculpation of any party insofar as such provisions may require indemnification, release or exculpation for matters that violate statutory duties or public policy, including in relation to the offer, issue or sale or distribution of securities or criminal violations.

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I. I express no opinion as to any provision in any Loan Document that seeks to preserve the solvency of any guarantor, pledgor or grantor by purporting to limit the amount of the liability of, and/or provide rights of contribution in favor of, such guarantor, pledgor or grantor.

J. The opinion expressed in Clause 1 hereof as to the good standing of Borrower and each Guarantor is (i) given solely on the basis of the certificates of good standing issued by the Governmental Authorities identified on Exhibit 1 hereto, and speaks only as to the date of such certificate and not as of the date hereof and (ii) is limited to the meaning ascribed to such certificates by such Governmental Authorities and applicable law.

K. My opinions expressed above are limited to (i) the law of the State of Ohio, (ii) the statutes of the State of Iowa comprising the general corporation law as contained in standard statutory compilations, (iii) the statutes of the State of Alabama comprising the general corporation law as contained in standard statutory compilations, (iv) the federal laws of the United States of America, each in effect on the date hereof, and, (v) specifically, to the presently-existing statutes of Ohio and the reported decisions of the Ohio and the federal courts. I express no opinion as to the law of any other jurisdiction. To the extent that any agreement that I have reviewed is by its terms governed by the internal law of a jurisdiction other than the state of Ohio, or does not state by which law it is governed, I have assumed that the internal law of the state of Ohio would nevertheless apply. I express no opinion as to any local laws or ordinances. I express no opinion as to any environmental laws or state or federal securities laws. I undertake no obligation to advise you of any facts that come to our attention after the date hereof, or any change in fact or in applicable law, or to supplement this opinion in any respect.

My opinions expressed above may be relied upon by the Agent and the Lenders and by their respective successors and assigns permitted under the Credit Agreement, in each case only in connection with the transaction contemplated by the Loan Documents. It may not be relied upon for any other purpose and may not be relied upon by any other person for any purpose whatsoever, without our prior written consent.

Very truly yours,

By:

Its:

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Schedule 1

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Schedule 2

List of Litigation and Proceedings involving [$        ,         ,         ] or for undetermined amounts.

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Exhibit 1

[Copies of the Good Standing Certificates]

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EXHIBIT F

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To JPMorgan Chase Bank, N.A.,

as Administrative Agent (the “Administrative Agent”) under the Credit Agreement

Described Below.

Re:	Credit Agreement, dated April 18, 2012 (as the same may be amended or modified, the “Credit Agreement”), among Lancaster Colony Corporation(the “Borrower”), the Lenders party thereto, the LC Issuer and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.15 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

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EXHIBIT G

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of April 18, 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Lancaster Colony Corporation (the “Borrower”), the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,         .

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SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                     ,             with

Provisions of 6.17.1 and 6.17.2 of

the Agreement

Section 6.17.1 Interest Coverage Ratio (Cannot be less than 2.5 to 1.0)

Section 6.17.2 Leverage Ratio (Cannot be greater than 3.0 to 1.0)

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SCHEDULE 1

SUBSIDIARIES AND OTHER INVESTMENTS

(See Sections 5.8 and 6.13)

Investment In	Jurisdiction of Organization	Owned By	Percent Ownership
Cosho, Inc.	USA/OH	Lancaster Colony Corporation	100%
Dkirk, Inc.	USA/IN	Lancaster Glass Corporation/ Lancaster Colony Corporation	100%
Fostoria Glass Company	USA/WV	Lancaster Colony Corporation	100%
Lancaster Colony Commercial Products, Inc.	USA/OH	Lancaster Colony Corporation	100%
Lancaster Energy Corporation	USA/OH	Lancaster Colony Corporation	100%
Lancaster Glass Corporation	USA/OH	Lancaster Colony Corporation	100%
T. Marzetti Company	USA/OH	Lancaster Colony Corporation	100%
Marzetti Frozen Pasta, Inc.	USA/IA	T. Marzetti Company	100%
New York Frozen Foods, Inc.	USA/OH	T. Marzetti Company	100%
The Quality Bakery Company, Inc.	USA/OH	T. Marzetti Company	100%
Sister Schubert’s Homemade Rolls, Inc.	USA/AL	T. Marzetti Company	100%

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Schedule 2.20

List of Existing Facility LCs

Letter of Credit Number	Expiration Date	Amount
S-270468	July 12, 2012	$3,007,116.00
SLT 325940	January 25, 2013	$2,760,752.00
SLT750331	June 30, 2012	$500,000.00
SLT750398	July 1, 2012	$450,000.00

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